Exhibit 99.1

NEWS FROM ARCH COAL FOR IMMEDIATE RELEASE Media: Logan Bonacorsi 314/994.2766 Investors: Charles Dayton 314/994.2912

Arch Coal Reaches Agreement with Senior Lenders
to Restructure Balance Sheet and Reduce Debt

Elects to file Chapter 11 reorganization to facilitate financial restructuring

Mining operations and customer shipments to continue uninterrupted

Company has sufficient liquidity to support mining activities throughout restructuring process

ST. LOUIS — January 11, 2016 — Arch Coal, Inc. (“Arch” or the “company”) (NYSE: ACI) today announced that it has reached an agreement with a majority of the lenders under its $1.9 billion first lien financing facility to significantly restructure the company’s debt load. Arch has entered into a restructuring support agreement with the members of an ad hoc group of lenders that hold more than 50% of the company’s first lien debt. Under the terms of the agreement, the lenders have agreed to support a restructuring transaction that will eliminate more than $4.5 billion in debt from Arch’s balance sheet and position the company for long-term success.

In order to facilitate this financial restructuring, Arch and substantially all of its wholly-owned domestic subsidiaries have today filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Missouri. The company and the ad hoc group have agreed to the principal terms of a Chapter 11 plan of reorganization, which will be subject to approval by the Bankruptcy Court.

Arch expects its mining operations and customer shipments to continue uninterrupted throughout the reorganization process.

“Today’s announcement represents another significant step in our ongoing efforts to position the company for long-term success,” said John W. Eaves, Arch’s chairman and CEO. “After carefully evaluating our options, we determined that implementing these agreements through a court-supervised process represents the best way to solidify our financial position and strengthen our balance sheet.  We are confident that this comprehensive financial restructuring will further enhance Arch’s position as a large-scale, low-cost operator.”

“Since the market downturn, we have taken many steps to enhance the efficiency of our operations and to strengthen our asset base,” Eaves continued. “As a result, all of our operating segments were cash flow positive during the first three quarters of 2015. We will continue to provide our customers with exceptional service as we move through this process, while maintaining and further reinforcing our position as an industry leader in safety, environmental stewardship and productivity.”

The company believes it has sufficient liquidity to continue its normal mining activities and to meet its obligations in the ordinary course. Arch had more than $600 million in cash and short term investments as of January 11, 2016, and expects to receive $275 million in debtor-in-possession (DIP) financing from members of the ad hoc group of lenders on terms and conditions set forth in the DIP term sheet and DIP credit agreement filed with the Bankruptcy Court and contemplated by the restructuring support agreement among the Company and the lenders. In addition, Arch expects that its securitization financing providers will continue the company’s $200 million trade accounts receivable securitization facility, subject to customary conditions, which supports Arch’s letters of credit program. Upon approval by the Bankruptcy Court and satisfaction of customary conditions, these financings, as well as the company’s existing liquidity and cash generated from ongoing operations, will be used to support the business during the restructuring process.

Arch Coal has filed various motions with the Bankruptcy Court in support of its reorganization. The company intends to continue to pay employee wages and provide healthcare and other benefits without interruption in the ordinary course of business and to pay suppliers and vendors in full under normal terms for goods and services provided on or after the Chapter 11 filing date. The company expects to receive Bankruptcy Court approval for these requests.

Additional information is available on Arch’s website at www.archcoal.com/restructuring or by calling Arch’s Restructuring Hotline, toll-free in the U.S., at 1-844-242-7478.  (For calls originating outside the U.S., please dial 1-929-477-8086). In addition, court filings and other documents related to the reorganization proceedings are available on a separate website administered by Arch’s claims and noticing agent, Prime Clerk, at https://cases.primeclerk.com/archcoal.

Davis Polk & Wardwell LLP is serving as legal advisor to Arch Coal, and PJT Partners is serving as financial advisor.

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers on five continents. Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation. The company controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to all major railroads, inland waterways and a growing number of seaborne trade channels. For more information, visit www.archcoal.com.

Forward-Looking Statements

This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from potential demands for additional collateral for self-bonding; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

CONTACTS:

Investors:

Charles Dayton

Investor Relations

314/994-2912

Media:

Logan Bonacorsi

Arch Coal

314/994-2766

Michael Freitag / Andrew Siegel / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

212/355-4449